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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 7, 1999



                              FINE HOST CORPORATION
             (Exact name of registrant as specified in its charter)



           Delaware                   000-28590                06-1156070
           --------                   ---------                ----------
 (State of other jurisdiction      (Commission File           (IRS Employer
      of incorporation)                 Number)             Identification No.)



    3 Greenwich Office Park, Greenwich, CT                     06831
    --------------------------------------                     -----
    (Address of principal executive offices)                Zip Code




    Registrant's telephone number, including area code: (203) 629-4320
                                                        ---------------



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Item 5.   Other Events
          ------------

     On January 7, 1999, Fine Host Corporation (the "Company" or "Fine Host") issued a press release announcing that it had reached an agreement with a committee representing its noteholders on a financial restructuring of the Company. The Company also announced that, in order to implement the restructuring, it has filed a petition for reorganization under Chapter 11 of the Bankruptcy Code together with a plan of reorganization which embodies the terms of the restructuring and which is supported by the noteholders' ad hoc committee.

     The plan provides for the exchange and satisfaction of all of the Company's $175 million 5% Convertible Subordinated Notes due 2004 for approximately 96 percent of the outstanding equity in a reorganized Fine Host Corporation, and for the elimination of all contingent liabilities associated with shareholder class actions and other litigation relating to Fine Host's previously announced accounting irregularities. The plan also provides that the claims of all clients, vendors and holders of similar unsecured claims will be paid in full. Implementation of the plan of reorganization is subject to confirmation of the plan in accordance with the Bankruptcy Code.

     Under the terms of the proposed plan of reorganization, holders of Fine Host's $175 million 5% Convertible Subordinated Notes due 2004 are expected to receive, in exchange for their notes, an aggregate of approximately 96 percent of the outstanding common stock of reorganized Fine Host and approximately $45 million in cash. Subject to acceptance of the Plan by the noteholder class, existing and former holders of such notes having claims for rescission or damages relating to the disclosure of the Company's accounting irregularities are expected to receive, under the plan, an aggregate of approximately 3 percent of the outstanding common stock of the reorganized company and warrants to purchase additional shares and also will participate in a litigation trust. If the noteholder class does not accept the Plan, no distributions will be made with respect to this class of claims.

     Existing holders of Fine Host common stock and existing and former holders of Fine Host common stock having claims for rescission or damages relating to the disclosure of the Company's accounting irregularities are expected to receive, under the plan, an aggregate of approximately one percent of the outstanding common stock of reorganized Fine Host and warrants to purchase additional shares and also will participate in the litigation trust. This class will receive such distribution only if all other classes accept the plan; if they do not, no distributions will be made with respect to this class. Under the plan, the Company will assign to the litigation trust certain claims it may have related to the Company's alleged accounting irregularities. The plan also provides that all existing shares of Fine Host common stock will be canceled.

     Fine Host filed its Chapter 11 case in the U.S. Bankruptcy Court for the District of Delaware.


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              On January 6, 1999, Randall K. Ziegler, Executive Vice President
--Business and Development of Fine Host, resigned as a director of the Company.


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Item 7.   Financial Statements and Exhibits
          ---------------------------------

(c)  Exhibits:

     The following Exhibits are filed as part of this report.

     Exhibit 99.1   Press Release of Fine Host Corporation, dated
                    January 7, 1999




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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    FINE HOST CORPORATION




Dated:  January 7, 1999             By:/s/ William D. Forrest
                                       ----------------------
                                    Name:  William D. Forrest
                                    Title: President and Chief Executive Officer


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                                  EXHIBIT INDEX


Exhibit
-------

  99.1         Press Release of Fine Host Corporation, dated January 7, 1999.



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